Filed Pursuant to Rule 424(b)(3)
Registration No. 333-295692

Prospectus Supplement
Dated September 4, 2026 (to Prospectus dated May 14, 2026)

1st Franklin Financial Corporation

This Prospectus Supplement is part of, and should be read in conjunction with, the Prospectus dated May 14, 2026.

This Prospectus Supplement consists of the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on September 4, 2026.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): August 31, 2026

1st FRANKLIN FINANCIAL CORPORATION

(Exact name of Registrant, as specified in its charter)

Georgia	2-27985	58-0521233
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Mailing address: 135 East Tugalo Street, P.O. Box 880, Toccoa, GA 30577
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code: (706) 886-7571

Former name or address, if changed since last report: n/a

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act: None
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The board of directors (the “Board”) of 1st Franklin Financial Corporation appointed Andrew (“Drew”) Watson to serve as a member of the Board, effective August 31, 2026. The Board has also appointed Mr. Watson to serve as a member of the Audit Committee of the Board and has determined that Mr. Watson qualifies as an independent director under the listing standards of the Nasdaq Stock Market LLC.

Drew Watson is President and an owner of Bowen & Watson, Inc., a third-generation, family-owned commercial construction company headquartered in Toccoa, Georgia. Mr. Watson has spent his career with Bowen & Watson, where he is responsible for the company's strategic direction, operations, business development, and financial management. Bowen & Watson has completed a diverse portfolio of educational, municipal, healthcare, and commercial construction projects throughout Georgia and the Southeast.

Mr. Watson oversees corporate strategy, financial management, risk management, capital allocation, and organizational leadership. He previously served on the Board of Directors of the Associated General Contractors of Georgia, where he contributed to industry leadership and governance initiatives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	/s/ Jenna C. Hood
Name:	Jenna C. Hood
Title:	Executive Vice President and Chief Financial Officer

Date: September 4, 2026